Exhibit 23(d)1








CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-104449 and 333-118060 on Form S-3 of our reports dated February 28, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in 2003) and financial statement schedule of Gulf Power Company, appearing in this Annual Report on Form 10-K of Gulf Power Company for the year ended December 31, 2004.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 28, 2005